EXHIBIT 10.22

Execution Copy

NOVEL SURGERY AGREEMENT

This Novel Surgery Agreement (“Agreement”) is made, as of the last date set forth on the signature page below, between Harvard Apparatus Regenerative Technology, Inc., a Delaware corporation having an office located at 84 October Hill Road, Holliston, Massachusetts 01746 Telephone: (508) 893-8999; Facsimile: (508) 892-6135 (“Manufacturer”), OSF Healthcare System, an Illinois not-for-profit corporation, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois (“Hospital”), located at 530 N.E. Glen Oak Ave, Peoria, Illinois, 61637, and Mark Holterman, M.D., an employee of Hospital assigned to provide professional services at Hospital (“Principal Surgeon”).

WHEREAS, Principal Surgeon intends to employ a clinical protocol, entitled “Human Bioengineered Synthetic Tracheal Transplant Protocol”, as amended in writing from time to time and incorporated by reference herein (the “Clinical Protocol”), for the transplantation of the trachea, using a synthetic bioengineered scaffold seeded with autologous mononuclear cells (the “Surgery”), as an intraoperative solution for a patient (“Patient”);

WHEREAS, the Clinical Protocol contemplates the use of the In Breath® 3D Organ Bioreactor (the “Device”) in connection with the Surgery and Manufacturer owns the rights to and manufactures the Device;

WHEREAS, Hospital has facilities and personnel with the requisite skills experience and knowledge to participate in the Surgery in accordance with the Clinical Protocol referenced above; and

WHEREAS, the parties wish to collaborate on the Surgery in a manner beneficial to each of them.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants expressed herein the parties agree as follows:

Section 1 Surgery

1.1.          Principal Surgeon will perform the Surgery at the Hospital (or at such other location agreed to by the parties) according to the Clinical Protocol, the investigational plan (as defined in 21 C.F.R. §812.25), and the conditions of approval imposed by the reviewing Institutional Review Board (“IRB”) and/or the Food and Drug Administration (“FDA”), using his professional expertise and reasonable professional practices.

1.2.          Hospital will provide qualified personnel, equipment, and materials (except as otherwise provided by Manufacturer), and facilities necessary to perform the Surgery in accordance with the Clinical Protocol and this Agreement. Hospital and Principal Surgeon shall at all times comply with all applicable local, state and federal laws and regulations relating to the use of such equipment and materials, and shall at all times comply with the requirements for obtaining prior, written informed consent of the Patient and/or Patient’s representatives (“Informed Consent”) in accordance with the requirements of the FDA, the Department of Health and Human Services (“HHS”), any other applicable regulatory agencies, and the IRB reviewing the Surgery.

Section 2  Principal Surgeon

2.1.          The Surgery will be performed by and under the direction of Principal Surgeon.

2.2.           Hospital and Principal Surgeon represent and warrant that Principal Surgeon is not the subject of a proceeding by the Board of Medical Examiners or similar agency.

Section 3  IRB Approval

Hospital and Principal Surgeon shall not allow the Surgery nor any preparation for the Surgery until the IRB has unconditionally approved all the terms and conditions of the Surgery, including without limitation the Informed Consent of the Patient, the Clinical Protocol and the participation of Hospital and Principal Surgeon in the Surgery.

Section 4  Supply of Surgery Materials

Manufacturer will provide the Device, and Principal Surgeon and Hospital shall provide all other devices, services, equipment and other supplies necessary for conduct of the Surgery. Neither Principal Surgeon nor Hospital may provide or demonstrate the Device to any other persons or entities not described in this Agreement without the prior express written consent of Manufacturer.

Section 5 Access to Facilities and Personnel

5.1.          Hospital will allow Manufacturer (or its designees) reasonable access during business hours and at mutually convenient times to the Hospital (or such other location as the Surgery or any post-operative activities take place) and Principal Surgeon for the purpose of assisting Principal Surgeon and his team in use of the Device, monitoring the Surgery in accordance with the Clinical Protocol and/or the Informed Consent, reviewing documents and other matters related to the Surgery.

Section 6 Access to Surgery Reports and Results

6.1.          Hospital and Principal Surgeon agree to disclose and make available to Manufacturer (or its designee) all pre- and post-operative records, follow-up reports and other records concerning the Surgery prepared by Hospital or Principal Surgeon, either alone or with others, in each case consistent with the scope of the Informed Consent and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) authorization given by the Patient, for the purpose of Manufacturer’s use of such information to improve the Device or invent other devices for use in future procedures.

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Section 7 Inventions; Ownership of Intellectual Property

7.1.          It is recognized and understood that the existing inventions and technologies, including, but not limited to the Confidential Information of Manufacturer or Hospital are their separate property, respectively, and are not affected by this Agreement. Hospital shall not have any claims to or rights in such existing inventions and technologies of Manufacturer (including, without limitation, Manufacturer’s Confidential Information), and Manufacturer shall not have any claims to or rights in such existing inventions and technologies of Hospital (including, without limitation, Hospital’s Confidential Information). For purposes hereof, “Confidential Information” shall mean any and all information, materials and data that is disclosed by one party to the other pursuant to this Agreement and designated as “confidential” at the time of initial disclosure if disclosed in writing or, if initially disclosed orally, identified by the disclosing party as confidential at the time of disclosure and thereafter summarized in writing and designated as “confidential” within 30 days after the initial oral disclosure. Confidential Information shall not include any information, materials or data which: (i) at the time of disclosure hereunder is generally available to the public; (ii) after disclosure hereunder becomes generally available to the public, except through breach of this Agreement by the recipient; (iii) the recipient can demonstrate was in its possession prior to the time of disclosure by the disclosing party hereunder, and was not acquired directly or indirectly from the disclosing party under an obligation of confidentiality; (iv) becomes available to the recipient from a third party which is not legally prohibited from disclosing such Confidential Information, provided such Confidential Information was not acquired directly or indirectly from the disclosing party under an obligation of confidentiality; or (v) the recipient can demonstrate was developed by or for the recipient independently of the disclosure of Confidential Information by the disclosing party.

7.2.          All right, title and interest to any invention, whether or not patentable, resulting from the performance of this Agreement shall belong solely to Manufacturer if conceived, discovered or invented solely by Manufacturer or an employee or consultant of Manufacturer. All right, title and interest to any invention, whether or not patentable, which arises from Manufacturer’s Confidential Information or the Device shall also be owned solely by Manufacturer (both referred to as a “Manufacturer Invention”).

7.3.          All right, title and interest to any invention, whether or not patentable, resulting from the performance of this Agreement shall belong solely to Hospital if conceived, discovered or invented solely by Hospital or an employee or consultant of Hospital, without any access to Manufacturer’s Confidential Information or use of Manufacturer’s technology, resources or other property (including, without limitation, the Device) (a “Hospital Invention”).

7.4.          All right, title and interest to any invention, whether or not patentable, resulting from the performance of this Agreement and which is conceived, discovered or invented jointly by Manufacturer or an employee or consultant of Manufacturer and Hospital or an employee or consultant of Hospital shall be owned jointly by Manufacturer and Hospital (a “Joint Invention”).

7.5.          Hospital hereby grants to Manufacturer an option to obtain a perpetual, worldwide license, to make, have made, use and sell products incorporating Hospital Inventions at a reasonable royalty rate and upon other reasonable terms, including exclusivity, to be negotiated by the parties. Manufacturer’s election to exercise its option must be in writing to Hospital. If, within ninety (90) days from the date Manufacturer is notified of a Hospital Invention, Hospital and Manufacturer do not execute a mutually agreeable license for such, Hospital may thereafter enter into a license with any third party with respect thereto.

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7.6.          Hospital shall have a royalty-free, non-exclusive license to use any Manufacturer Inventions and/or Joint Inventions, solely for its internal educational and non-commercial research purposes and for the purpose of compliance with any applicable laws and regulations. With respect to all other uses, Manufacturer hereby grants to Hospital an option to obtain a perpetual, worldwide license, to Manufacturer Inventions at a reasonable royalty rate and upon other reasonable terms, including exclusivity, to be negotiated by the parties. Hospital’s election to exercise its option must be in writing to Manufacturer. If, within ninety (90) days from the date Hospital is notified of a Manufacturer Invention, Hospital and Manufacturer do not execute a mutually agreeable license for such, Manufacturer may thereafter enter into a license with any third party with respect thereto.

7.7.          Each party shall have the unrestricted right to exploit any Joint Inventions.

Section 8 Documentation Provided by Hospital.

Hospital will submit the following documents to Manufacturer before commencing the Surgery:

(a)          a signed copy of IRB approval of the Surgery and Patient Informed Consent form, as approved by the IRB; and

(b)          a signed copy of the Clinical Protocol.

Section 9 Privacy

9.1.          Manufacturer hereby agrees to fully comply with all Federal laws relating to privacy of Patient health information, including but not limited to HIPAA and the regulations adopted pursuant thereto. Without any limitation to the foregoing, the parties understand that in connection with the Agreement, certain Patient data must be exchanged between Hospital and Manufacturer. Manufacturer agrees to fully comply with HIPAA and regulations, and specifically agrees to:

(a)          not use or further disclose Patient health information and/or electronic protected health information other than as permitted or required by the Agreement or as required by law;

(b)          use appropriate safeguards to prevent use or disclosure of information other than as required for by the Agreement;

(c)          report to the Hospital any use or disclosure of the information not provided for by the Agreement of which it becomes aware,

(d)          ensure that any agents, including a subcontractor, to whom Manufacturer provides protected health information and/or electronic protected health information received from, or created, or received by Manufacturer on behalf of Hospital, agree to the Manufacturer’s restrictions and conditions that apply to Manufacturer as a business partner of Hospital under HIPAA with respect to such information;

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(e)          make available protected health information and/or electronic protected health information for amendment and incorporate any amendments to protected health information and/or electronic protected health information in accordance with 45 C.F.R. §164.526.

(f)          make its internal practices, books and records related to the use and disclosure of protected health information and/or electronic protected health information received from, or created, or received by Manufacturer on behalf of Hospital available to the Secretary of Health and Human Services for the purpose of determining Hospital’s compliance with this subpart;

(g)          return or destroy, at termination of this Agreement, if feasible, all protected health information and/or electronic protected health information received from, or created, or received by Manufacturer on behalf of Hospital that Manufacturer still maintains in any form and retain no copies of such information; or, if such return or destruction is not feasible, extend the protection of the Agreement to the information and limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible.

9.2.          A violation of this section shall be a material violation of this Agreement and cause for termination notwithstanding any provision in the Agreement to the contrary.

9.3.          Manufacturer also agrees that if it becomes necessary to amend this Agreement to fulfill the purposes of the HIPAA law and regulations that Manufacturer agrees to do so without additional consideration.

Section 10  Device Not Offered for Sale or Public Use

Without limiting the generality of any other confidentiality provisions under this Agreement, Hospital and Principal Surgeon acknowledge that the Device is investigational and agree not to offer the Device for commercial sale or use.

Section 11 Insurance

11.1.          Principal Surgeon shall maintain, during the course of this Agreement and for a period of at least two (2) years thereafter, professional liability insurance in the amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000 annual aggregate, through Principal Surgeon’s employer (Hospital) or otherwise, either through Hospital’s self-insurance plan, or with financially sound and reputable insurance companies or as may be required by applicable laws and/or regulations. Upon request, Principal Surgeon shall provide certification of such insurance coverage to Manufacturer.

11.2.          Hospital shall maintain, during the course of this Agreement and for a period of at least two (2) years thereafter, its program of self insurance against such risks in minimum amounts of Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) annual aggregate or in such other amounts as may be required by applicable laws and/or regulations. Upon request, Hospital shall provide certification of such insurance coverage to Manufacturer.

11.3.          Manufacturer shall maintain, during the course of this Agreement and for a period of at least two (2) years thereafter, liability insurance in the amount of Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) annual aggregate with financially sound and reputable insurance companies. Upon request, Manufacturer shall provide certification of such insurance coverage to Hospital.

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Section 12 Indemnification and Responsibility

12.1.      By Manufacturer:

(a)          Manufacturer hereby agrees to indemnify, defend and hold harmless Hospital and its directors, trustees, officers, shareholders, agents, and employees, including, but not limited to Principal Surgeon and assistants in the Surgery (hereafter collectively referred to as “Hospital Indemnitees”) from and against any and all claims, liabilities, losses, judgments, obligations, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Claims”) arising out of claims made or brought on behalf of Patient (or his representatives or dependents) for personal injury (including death) that arises from or is attributable to the design, production, manufacture of the Device.

(b)          The indemnification obligation set forth in this Section 12.1 shall not apply in the event and to the extent that such Claims arose as a result of (i) the willful misconduct or negligence by Hospital Indemnitees or (ii) the “sole negligence” of one or any of the Hospital Indemnitees.

(c)          Hospital Indemnitees shall provide Manufacturer written notice of a Claim no later than fourteen (14) days after the Hospital Indemnitees have notice of such Claim for which indemnification is sought.

(d)          Manufacturer shall have sole control over the defense and settlement of a Claim for which indemnification is sought, and Hospital Indemnitees shall cooperate with the Manufacturer and its legal representatives in the investigation and defense of the Claim.

(e)          Manufacturer shall act reasonably and in good faith with respect to the defense or settlement of the Claim and will not reach any settlement which requires an admission of fault by a Hospital Indemnitee without that Hospital Indemnitee’s consent.

(f)          Hospital Indemnitees may, at their own expense, obtain separate legal counsel.

12.2.      By Hospital and Principal Surgeon:

(a)          Hospital and Principal Surgeon hereby agree to indemnify, defend and hold harmless Manufacturer and its directors, officers, shareholders, agents, and employees (hereafter collectively referred to as “Manufacturer Indemnitees”) from and against any and all Claims arising out of claims made or brought on behalf of Patient (or his dependents) for personal injury (including death) that arises from or is attributable to the services provided by Hospital and Principal Surgeon in connection with the Surgery.

(b)          The indemnification obligation set forth in this Section 12.2 shall not apply in the event and to the extent that such Claims arose as a result of (i) the willful misconduct or negligence by Manufacturer Indemnitees; (ii) the “sole negligence” of one or any of the Manufacturer Indemnitees; or (iii) the design, production or manufacture of the Device by any of the Manufacturer Indemnitees.

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(c)          Manufacturer Indemnitees shall provide Manufacturer written notice of a Claim no later than fourteen (14) days after the Manufacturer Indemnitees have notice of such Claim for which indemnification is sought.

(d)          Hospital and Principal Surgeon shall have sole control of the defense and settlement of a Claim for which indemnification is sought, and Manufacturer Indemnitees shall cooperate with the Hospital, Principal Surgeon and their legal representatives in the investigation and defense of the Claim.

(e)          Hospital and Principal Surgeon shall act reasonably and in good faith with respect to the defense or settlement of the Claim and will not reach any settlement which requires an admission of fault by a Manufacturer Indemnitee without that Manufacturer Indemnitee’s consent.

(f)          Manufacturer Indemnitees may, at their own expense, obtain separate legal counsel.

12.3.       The obligations of the parties under this Section 12 shall survive the termination of the Agreement.

Section 13 Fees

13.1.       Manufacturer waives its fees for the use of the Device and Manufacturer’s involvement in the Surgery.

Section 14 Notices

All notices or consents required or permitted by this Agreement shall be in writing in the English language, and shall be deemed given when delivered in person or deposited in first class registered or certified mail, return receipt requested, postage prepaid, or by recognized international, commercial, overnight courier, or given by facsimile with a confirmation copy, by regular mail addressed to such party at the address set forth below, unless such address is changed from time to time by written notice hereunder:

If to Manufacturer:

Thomas W. McNaughton, Chief Financial Officer

Harvard Apparatus Regenerative Technology, Inc.

84 October Hill Road

Holliston, MA 01746

Tel: 508-893-8999

Fax: 508-892-6135

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If to Hospital:

OSF Saint Francis Medical Center

530 NE Glen Oak Ave.

Peoria, IL 61637

Attn: Stephanie Madrigal, Director Clinical Research

If to Principal Surgeon:

OSF Saint Francis Medical Center

530 NE Glen Oak Ave.

Peoria, IL 61637

Attn: Mark Holterman, MD

(Research #80114)

Section 15 Legal proceeding reimbursement

In the event that Hospital is requested or authorized by Manufacturer or required by government regulation, subpoena, or other legal process to produce documents or any Hospital personnel in any legal proceeding with respect to the Surgery, or Manufacturer’s use of the results of the Surgery, or pursuant to this Agreement, Manufacturer will, so long as Hospital is not a party to the proceeding in which the information is sought, reimburse Hospital for its time and expense, as well as the fees and expenses of its counsel incurred in responding to such a request.

Section 16 Miscellaneous

16.1.          If any provision of this Agreement is held to be invalid, void or illegal, it will be severed from this Agreement and will not affect, impair or invalidate any other provision, and it will be replaced by a provision which comes closest to such severed provision in language and intent without being invalid, void or illegal. The parties hereby agree to waive trial by jury.

16.2.          Neither this Agreement nor any of the rights or obligations hereunder may be transferred or assigned by any party without the prior express written consent of the other party, except that Manufacturer may assign this Agreement to an acquirer of a majority of the voting power of Manufacturer’s then outstanding capital securities or to a purchaser of all or substantially all of Manufacturer’s business or assets. Any purported transfer or assignment in violation of this section is void.

16.3.          This Agreement will be binding upon and inure to the benefit of each of the parties and their respective permitted successors and permitted assigns. No right under this Agreement or breach hereof may be waived except in writing signed by the parties hereto. The failure of any party to require performance of any provision of this Agreement will not be construed as a waiver of such party’s rights to insist on performance of such provision or any other provision at some other time.

16.4.          This Agreement, together with all documents referenced herein, constitutes the entire agreement and understanding among the parties regarding the subject matter addressed herein and supersedes and replaces all prior negotiations, understandings and agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.

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16.5.          This Agreement may not be modified or varied except by a written document signed by all of the parties to this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, Manufacturer, Hospital and Principal Surgeon have caused this Agreement to be executed as of the date set forth below.

HOSPITAL:	MANUFACTURER:

OSF Healthcare System, Saint Francis Medical	Harvard Apparatus Regenerative
Center and Children’s Hospital of Illinois	Technology, Inc.

Signature:	/s/ Tim Miller	Signature:	/s/ Thomas McNaughton

Printed Name:	Tim Miller, MD	Printed Name:	Thomas McNaughton

Title:	VP, CMO	Title:	CFO

Date Signed:	5/3/12	Date signed:	5/24/12

PRINCIPAL SURGEON:

Signature:	/s/ Mark J. Holterman

Printed Name:	Mark J. Holterman

Title:	M.D.

Date signed:	5/7/12

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